UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported):  June 10, 2011

KeyOn Communications Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33842	74-3130469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7548 West Sahara Avenue #102 Las Vegas, NV	89117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 998-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 22, 2011, KeyOn Communications Holdings, Inc. (“KeyOn” or the “Company”) entered into an agreement to acquire certain wireless broadband assets and assume certain recurring liabilities from DigitalBridge Communications Corporation, a Delaware corporation, Digital Bridge Spectrum Corp., a Delaware corporation, and Digital Bridge Spectrum II, LLC, a Delaware limited liability company (collectively, the “Digital Bridge” or the “Seller”) (the “Asset Purchase Agreement”).  The assets to be acquired are used in the businesses of operating wireless broadband networks that provide high-speed Internet access and other related services to subscribers in certain markets in the Northwest and Midwest.

As consideration for the acquired assets, the Company has agreed to pay $17,434,874 in cash, subject to further adjustments as described in the Asset Purchase Agreement (“Purchase Price”). $2,000,000 of the Purchase Price is being reserved as a holdback to make adjustments to the Purchase Price after the Closing, if necessary. The Asset Purchase Agreement contains customary representations and warranties by the Company and Digital Bridge.  The closing of the transaction is dependent upon the approval of the Federal Communication Commission, among other closing conditions

The foregoing summary of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by the Asset Purchase Agreement which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits

         (d)      Exhibits

Exhibit Number	Description
2.1
Asset Purchase Agreement dated July 22, 2011 by and between KeyOn Communications Holdings, Inc. and DigitalBridge Communications Corporation, Digital Bridge Spectrum Corp., and Digital Bridge Spectrum II, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEYON COMMUNICATIONS HOLDINGS, INC.

Dated: July 27, 2011	By:	/s/ Jonathan Snyder
Name: Jonathan Snyder Title: Chief Executive Officer